Exhibit 99.1

                 AMERICAN SOFTWARE TO APPEAL NASDAQ NOTIFICATION

    ATLANTA, July 18 /PRNewswire-FirstCall/ -- On July 14, 2005, American Software, Inc. (Nasdaq: AMSWA) received a notice from the staff of The Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq's requirements for the continued listing of the Company's securities on The Nasdaq Stock Market. This notice was sent automatically due to the Company's failure to timely file its Annual Report on Form 10-K for the fiscal year ended April 30, 2005, as required under Nasdaq rules. As previously reported by the Company in a press release dated July 12, 2005, the Company's Form 10-K was due to be filed on July 14, 2005, but could not be filed within the prescribed time period for reasons outlined in the press release. The Nasdaq notice also stated an "E" will be appended to the end of the Company's common stock trading symbol, changing the symbol to "AMSAE" until the noncompliance is corrected. The notice from Nasdaq does not by itself result in delisting of the Company's securities if the Company, within seven calendar days from the date of such notice, requests a hearing.

    The Company intends to make a timely request for a hearing with the Nasdaq Listing Qualifications Panel on this matter. The request for a hearing will stay the delisting pending the hearing and a decision by the Panel. At the hearing, the Company intends to outline the timeframe within which it intends to become current in its SEC filing obligations. While the Company expects the hearing to be successful, there can be no assurance that the Panel will accept the Company's plan to re-establish compliance and grant the Company's request for continued listing or that, even if such plan is accepted, the Company will be able to implement the plan within the prescribed timeframe. The Company may appeal any adverse decision of the Panel to the Nasdaq Listing and Hearing Review Council. Any such appeal by the Company would not stay the ruling of the Listing Qualifications Panel.

    About American Software, Inc.
    Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise(TM) is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns 89% of Logility, Inc. (Nasdaq: LGTY), a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility is proud to serve such customers as Avery Dennison Corporation, Bissell, Huhtamaki UK, Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod- Ricard, Sigma Aldrich and Under Armour Performance Apparel. New Generation Computing Inc.
(NGC), a wholly owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers. Headquartered in Miami, NGC's worldwide customers include Dick's Sporting Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform, William Carter and VF Corporation. For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206.
INTERNET: http://www.amsoftware.com or E-mail: ask@amsoftware.com

    Forward-Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the Company's ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2004 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

    e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

SOURCE  American Software, Inc.
    -0-                             07/18/2005
    /CONTACT: Vincent C. Klinges, Chief Financial Officer of American Software, Inc., +1-404-264-5477/
    /Company News On-Call: http://www.prnewswire.com/comp/048263.html/ /Web site: http://www.amsoftware.com/

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